UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 25, 2016
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 25, 2016, Flex Innovation Group LLC ("Flex Innovation"), a wholly owned subsidiary of Flex Phama, Inc. (the "Company"), entered into a Production Agreement (the "Agreement") with Aseptic Solutions USA, LLC ("Aseptic") pursuant to which Flex Innovation retained the services of Aseptic for the manufacturing, bottling and packaging of the Company's consumer product.

Under the terms of the Agreement, Flex Innovation will submit purchase orders to Aseptic for the manufacturing, bottling and packaging of the Company's consumer product and Aseptic shall provide such services in compliance with the product specifications provided by the Company. Pricing for the services will be based on the number of cases manufactured and may be subject to change in the future based on the bottles manufactured in a year. Flex Innovation has also agreed that Aseptic will be the only co-packer of its consumer product in certain U.S. states during the term of the Agreement.

The initial term of the Agreement is for two years and will automatically renew for additional one year periods, unless either party gives prior written notice to the other party. Either party may terminate the Agreement upon certain insolvency events of the other party, or with written notice of a breach of the Agreement by the other party, if such breach has not been cured within a defined period of receiving such notice. In addition, Flex Innovation may terminate if Aseptic fails to deliver product within a specified period under certain conditions.

The Agreement also includes customary provisions relating to delivery of products, acceptance and rejection procedures, quality controls, regulatory matters, warranties, indemnification, confidentiality and insurance.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. The Company intends to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending March 31, 2016, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: March 31, 2016
	By:	/s/ Robert Hadfield
Robert Hadfield
General Counsel and Secretary